______________________________________________________________________________

ASSET PURCHASE AGREEMENT

by and among

MOS ACQUISITION, LLC,

“Purchaser”

MEDICAL OFFICE SOFTWARE, INC.,

“Seller”

VHGI HOLDINGS, INC.,

“Shareholder”

Dated July 30, 2010

______________________________________________________________________________

Section 12.6	Headings, Gender, and “Person”.	32
Section 12.7	Counterparts.	32
Section 12.8	Integration of Agreement.	32
Section 12.9	Governing Law.	32
Section 12.10	Severability.	32
Section 12.11	Waivers.	33
Section 12.12	Specific Enforcement.	33
Section 12.13	Expenses.	33
Section 12.14	Further Assurances. Each party	33
Section 12.15	Waiver of Bulk Sales.	33

CROSS REFERENCES TO DEFINED TERMS

Term	Page on Which Defined
Affiliate	5
Agreement	5
Area	29
Articles of Amendment	7
Assumed Liabilities	3
Books and Records	2
Business	1
Closing	6
Closing Date	6
Closing Date Receivables	8
Contract	2
Contracts	2
Customer Contracts	11
Debt	5
Developed Software	9
Disclosure	6
Distribution Agreements	11
Effective Time	5
Employees	15
Environmental Claim	12
Environmental Laws	12
Equipment	2
Excluded Assets	3
Excluded Claims	28
Excluded Liabilities	3
Financial Statements	8
Floor	25
Furniture and Fixtures	2
Hazardous Materials	12
Hired Employees	22
Indemnification Claim	27
Indemnitee	27
Indemnitor	27
Information	24
Initial Deposit	4
Intellectual Property	1, 9
Labor Claims	15
Licensed Intellectual Property	9
Licensed IP Agreement	11
Licensed IP Agreements	11
Losses	24
Negotiation Period	28
Owned Intellectual Property	9
Permits	2
Permitted Encumbrances	5
Purchase Price	4
Purchased Assets	2
Purchaser	1

Purchaser Transaction Agreement	19
Purchaser Transaction Agreements	19
Purchaser Type 1 Losses	26
Purchaser Type 2 Losses	26
Purchaser Type 3 Losses	26
Receivables Claim	27
Receivables Losses	25
Seller	1
Seller Indemnitors	6
Seller Plans	18
Seller Type 1 Losses	25
Seller Type 2 Losses	25
Seller Type 3 Losses	25
Shareholder	1
Shrink-wrap Software	2
Software	9
Third Party Claim	28
Third Party Software	9
Trade Secrets	6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 30th day of July, 2010, by and among MOS ACQUISITION, LLC, a Florida limited liability company (the “Purchaser”), MEDICAL OFFICE SOFTWARE, INC. (the “Seller”) a Florida corporation, and VHGI HOLDINGS, INC., a Delaware corporation (“Shareholder”).

Background

Seller is engaged in the business of providing medical practice management billing and accounting software to physician offices (the “Business”).  Shareholder holds all of the outstanding capital stock of Seller.  Purchaser desires to purchase and Seller desires to sell all assets of Seller used in or related to the Business upon the terms and subject to the conditions hereinafter set forth.

Agreement

For and in consideration of the premises and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree:

Article 1 .  Purchase and Sale of Assets

Section 1.1 Purchase and Sale of Purchased Assets.

In reliance upon the representations, warranties, covenants, and agreements contained in this Agreement (including Exhibits and Schedules hereto) and upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will, in the manner specified in this Agreement, sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, free and clear of all liabilities (fixed or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever except for Permitted Encumbrances and Assumed Liabilities, all of the right, title, and interest of Seller in and to (i) the Business as a going concern, (ii) the name “Medical Office Software” and all goodwill associated therewith, and (iii) all of the assets, properties, and rights of Seller of every type and description, tangible and intangible, wherever located and whether or not reflected on the books of Seller or carried thereon at zero value, including without limitation the following, provided however, that Seller shall not sell and Purchaser shall not purchase the Excluded Assets as described in Section 1.2 of this Agreement:

(a) All software applications, tools, technologies, and components owned, developed, or licensed by Seller in both source code and object code versions with all versions, modifications, and enhancements thereto, together with all programming tools, libraries, and software to support and augment such software, and all flowcharts, logic diagrams, technical and descriptive documentation, materials, and specifications related thereto, all domain names owned or used by Seller, the world wide web site of Seller and all documentation related thereto, and all related java applets and scripts, and all patents, patent rights, patent applications and continuances, trade names and trade dress, trademarks (registered and unregistered), trademark applications, service marks (registered and unregistered), service mark applications (all marks to include all goodwill associated therewith), copyrights (registered and unregistered) and applications therefor, formulae, trade secrets, and know-how necessary or desirable to the conduct of the business as conducted by Seller and as proposed to be conducted by Purchaser (collectively the “Intellectual Property”).  Without limiting the generality of the foregoing description, the Intellectual Property shall include all intellectual property rights of Seller embodied in all products on Seller’s current price list and all other software and hardware conceived or under development on or prior to the Closing Date.  The Intellectual Property is listed in Section 1.1(a) of the Disclosure Schedule;

(b) Any and all tangible embodiments of the Intellectual Property owned by Seller;

(c) All rights of Seller in all software licensed from third parties and used by Seller, including without limitation, development tools, third party components, and third party content included in the Intellectual Property and all other third party software used by Seller, together with all tangible embodiments thereof in the possession of Seller including, without limitation, the software packages listed on Section 1.1(c) of the Disclosure Schedule (the “Shrink-wrap Software”);

(d) All machinery, equipment (including office equipment and machines), tools, computers, servers, telephones and telephone systems, spare parts, accessories, and the like wherever located and any and all assignable warranties of third parties with respect thereto (the “Equipment”);

(e) All contracts, agreements, arrangements, leases, warranties, commitments, distributor, reseller, and similar agreements, credit guaranties, and purchase and sales orders, whether oral or written, pursuant to which Seller enjoys any right or benefit or undertakes any obligation or liability (individually, a “Contract” and collectively, the “Contracts”) together with the right to receive income in respect of such Contracts on and after the Closing Date;

(f) All data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, historical personnel records of each of the Hired Employees, including without limitation, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Seller, and all manuals and printed instructions of Seller relating to or describing the Purchased Assets, or the Business (the “Books and Records”);

(g) To the extent permitted under applicable law or regulation, all licenses, permits, certificates, and governmental authorizations of Seller (the “Permits”);

(h) All furniture, furnishings, fixtures, and leasehold improvements, wherever located, and any and all assignable warranties covering such furniture, furnishings, fixtures, and leasehold improvements (the “Furniture and Fixtures”); and

(i) All causes of action, claims, and demands of Seller, including without limitation, rights to returned or repossessed goods, rights as an unpaid vendor; all security deposits and utility deposits; all memberships in all industry, trade, and business associations and similar organizations; and all other assets owned or used by Seller wherever located, tangible or intangible; provided however, that the Purchased Assets shall not include, and Purchaser shall not acquire, any right, title, or interest of Seller in or to the Excluded Assets.

All of the assets, rights, and properties of Seller described in this Section 1.1 to be purchased by Purchaser which are not Excluded Assets as defined in Section 1.2 hereof, are hereinafter collectively referred to as the “Purchased Assets.”

Section 1.2 Excluded Assets.

Seller shall not sell and Purchaser shall not purchase or acquire and the Purchased Assets shall not include:

(a) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and Shareholder, tax returns and records, books of account and ledgers, and such other records as having to do with Seller’s organization or stock capitalization;

(b) Any rights which accrue or will accrue to Seller under this Agreement and any other document, instrument or agreement entered into or delivered in connection with this Agreement; and

(c) The assets, properties, and rights of Seller listed and described in Section 1.2 of the Disclosure Schedule (the assets described in this Section 1.2 are hereinafter collectively referred to as the “Excluded Assets”).

Section 1.3 Assumption of Certain Liabilities. At the Closing, as additional consideration for the sale, conveyance, transfer, and delivery of the Purchased Assets, Purchaser shall assume, perform, discharge, and become obligated for: (a) the specific liabilities of Seller listed in Section 1.3 of the Disclosure Schedule; and (b) commencing and effective from and after the Closing Date, all of the executory obligations and liabilities of Seller arising from and after the Closing Date, pursuant to the Contracts listed on Section 3.16 of the Disclosure Schedule, but excluding any obligations or liabilities arising from or relating to any breach or violation thereof, or a default thereunder, by Seller prior to Closing (the “Assumed Liabilities”).

Section 1.4 Excluded Liabilities.

PURCHASER SHALL NOT ASSUME OR BECOME LIABLE FOR ANY OBLIGATIONS, COMMITMENTS, OR LIABILITIES OF SELLER, WHETHER KNOWN OR UNKNOWN, ABSOLUTE, CONTINGENT, OR OTHERWISE, AND WHETHER OR NOT RELATED TO THE PURCHASED ASSETS, EXCEPT FOR THE ASSUMED LIABILITIES (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the “Excluded Liabilities”).  The Excluded Liabilities include all obligations and liabilities of Seller which are not Assumed Liabilities, including without limitation, the following:

(a) Any liability or obligation of Seller arising out of any employee benefit plan (as described in Section 3.19 hereof) maintained by Seller or to which Seller has made any contribution;

(b) trade accounts payable, bank debt, and any other liability reflected on the Closing Balance Sheet, excluding those listed in Section 1.3 of the Disclosure Schedule;

(c) Any losses, costs, expenses, damages, claims, demands, and judgments of every kind and nature (including the defenses thereof and reasonable attorneys’ and other professional fees) related to, arising out of, or in connection with Seller’s failure to comply with the Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign;

(d) Any liability or obligation arising out of any breach by Seller of any provision of any Contract;

(e) Any liability for payments in excess of the amounts specifically agreed to be Assumed Liabilities as set forth in Section 1.3 of the Disclosure Schedule.

(f) Any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises:

(i) out of or in connection with the operations of the Business by Seller prior to the Effective Time;

(ii) in respect of any product sold or licensed, or any service provided, by Seller, prior to the Effective Time, including without limitation, any liability or obligation (a) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or alleged to have been made by Seller, or (b) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, licensed, or leased by or on behalf of Seller on or prior to the Effective Time, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income and, including pursuant to any doctrine of product liability;

(iii) with respect to a claim that the Intellectual Property infringes the intellectual property rights of any third party, but only to the extent such claim (a) relates to Intellectual Property developed by Seller and (b) does not relate to developments with respect to software developments after the Effective Time made by Purchaser;

(iv) under common law or any federal, state, or local law, rule, or regulation relating to (a) consumer protection or privacy, (b) environmental protection or clean-up, (c) taxation, (d) intellectual property, or (e) employee health and safety;

(g) Any liabilities or obligations of Seller relating to the Excluded Assets; or

(h) Any liability or obligation, arising prior to or as a result of the Closing, to any employee, agent, or independent contractor of Seller, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 8.1 hereof.

Section 1.5 Purchase Price.

(a) The purchase price for the Purchased Assets shall be: (i) $1,300,000 (the “Cash Portion”); plus (ii) a Warrant, in substantially the form that is mutually agreeable to Purchaser and Shareholder (the “Warrant”), which Warrant will provide, among other things, that (1) Seller the right to purchase up to one percent (1%) of the equity of Purchaser for a purchase price equal to the lesser of: (A) current fair market value of one percent (1%) of the equity of Purchaser; or (B) $200,000; (2) a five-year exercise period; and (3) the right to assignment by Seller to Shareholder; plus (iii) the Assumed Liabilities (collectively, the “Purchase Price”).

(b) The Cash Portion shall be payable as follows:

(i) $100,000 of the Cash Portion was paid June 25, 2010 in connection with the execution of a letter of intent;

(ii) $100,000 of the Cash Portion was paid July 12, 2010 in connection with the execution of an amendment to the letter of intent (collectively, the payments described in subsections (i) and (ii) are the “Initial Deposit”);

(iii) $100,000 is due and payable at the Closing (the “Closing Payment”); and

(iv) the remaining $1,000,000 (the “Remaining Cash Payment”) is due and payable pursuant to a Secured Promissory Note, in substantially the form of Exhibit A attached hereto (the “Promissory Note”).

(c) The Warrant shall be dated as of the Closing Date, but shall be issued by Purchaser to Seller within fifteen (15) days following the Closing Date.

Section 1.6 Allocation of Purchase Price.  The Purchase Price shall be allocated $10,000 to the covenants of Seller in Article 11 and the balance will be allocated among the Purchased Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d).  The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income purposes in accordance with such allocation.

Section 1.7 Grant of Security Interest.  In order to secure Purchaser’s payment of the Promissory Note, Purchaser hereby grants to Seller a first lien security interest in the Purchased Assets.  Seller’s security interest in the Purchased Assets shall attach to all of the Purchased Assets without further action on the part of Seller or Purchaser.  Such security interest constitutes a valid security interest in the Purchased Assets.

Section 1.8 Certain Definitions. The capitalized terms set forth below are used herein with the meanings thereafter ascribed.

“Affiliate” shall mean, as to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

“Agreement” means this Asset Purchase Agreement, including the Exhibits attached hereto and the Disclosure Schedule delivered to Purchaser pursuant to the Agreement, together with any amendments or modifications thereto.

“Debt” means: (a) all indebtedness for borrowed money, including without limitation obligations evidenced by bonds, debentures, notes, or other similar instruments; (b) all indebtedness of a third party that is guaranteed or in effect guaranteed through an agreement to purchase, contingent or otherwise; (c) all indebtedness created or arising under any conditional sale agreement or lease or other title retention agreement with respect to property acquired, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such property; (d) all bankers' acceptances and letters of credit; and (e) liabilities in respect of unfunded vested benefits under Plans covered by Title IV of ERISA.

“Effective Time” means 12:00 a.m. the Closing Date.

“Knowledge of Seller” means that Scott A. Haire or Lucy Singleton is actually aware of such fact or circumstance.

“Permitted Encumbrances” means (a) liens for taxes not yet due and payable, and (b) the liens, mortgages, claims, security interests, and encumbrances relating to the Purchased Assets that (i) secure Assumed Liabilities (as hereinafter defined) and (ii) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement.

“Disclosure Schedule” means the Disclosure Schedule referred to in this Agreement.  The Disclosure Schedule is an integral part of this Agreement and is expressly incorporated by reference herein.

“Seller Indemnitors” means Seller and Shareholder.

“Trade Secrets” means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.  Trade Secrets includes, without limitation,  (i) any application, operating system, communication system, or other computer software (whether in source or object code) and the documentation related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business; and (ii) information concerning the customers, services, pricing strategies, personnel assignments, and policies of Purchaser and Seller or any parent or subsidiary, or matters concerning the financial affairs and management of Purchaser or Seller or any parent, subsidiary, or affiliate of Purchaser.

Article 2   Procedure for Closing

Section 2.1 The Closing. Subject to the satisfaction or appropriate waiver of all conditions precedent thereto, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely via the exchange of documents and signatures by fax or email on the date of this Agreement.  The date the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.2 Deliveries at the Closing.

(a) At the Closing, Purchaser will deliver to Seller:

(i) the Closing Payment, by wire transfer of immediately available funds to an account designated in writing by Seller;

(ii) the Promissory Note;

(iii) a springing Bill of Sale, in substantially the form of Exhibit B attached hereto (the “Springing Bill of Sale”); and

(iv) a spring Domain Name Assignment, in substantially the form of Exhibit C attached hereto (the “Springing Domain Name Assignment”).

(b) At the Closing, Seller will deliver the following:

(i) Such Bills of Sale, assignments, and such copyright, trade mark, and patent assignments, as Purchaser shall reasonably request, in form, scope, and substance reasonably satisfactory to Purchaser, and its counsel, executed by Seller, effectively vesting in Purchaser good and valid title to each of the Purchased Assets free and clear of all liens, restrictions, and encumbrances other than Permitted Encumbrances; and

(ii) A database of all of  Seller’s medical practice customers, in electronic format acceptable to Purchaser, which contains at least the following information: (A) the practice name, (B) the practice address, (C) the practice telephone number, and (D) the year any Seller products or services were last sold to such medical practice;

(iii) Articles of Amendment changing the name of Seller to a name which does not contain the words “Medical” “Office” or “Software” and is not confusingly similar to Seller’s trade name “Medical Office Software” in a form suitable for filing with the Secretary of State of Florida, executed by Seller’s President (the “Articles of Amendment”), which Articles or Amendment shall not be filed until the Promissory Note has been paid in full.

Section 2.3 Certain Consents. Notwithstanding anything in this Agreement to the contrary, to the extent that Seller’s rights under any agreement, Contract, commitment, lease, Permit, or other Purchased Asset to be acquired by Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

Article 3   Representations and Warranties of Seller and Shareholder

For the purpose of inducing Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities, Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that:

Section 3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where the Business is conducted and such properties are owned, leased, or operated.  Seller is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Section 3.1 of the Disclosure Schedule, which are all of the jurisdictions in which the nature of the property or assets owned by Seller or the nature of the operations or business conducted by Seller requires such qualification.  All assets constituting Purchased Assets are located in the State of Florida.

Section 3.2 Subsidiaries and Joint Ventures. No shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by Seller

Section 3.3 Authority. Seller has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of each of this Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and Shareholder, and this Agreement is the legal, valid, and binding obligation of Seller and Shareholder, to the extent Shareholder is a party thereto, enforceable against Seller and Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will: (a) violate Seller’s Articles of

Incorporation or Bylaws; (b) violate any provisions of law or any order of any court or any governmental unit to which Seller is subject, or by which the Purchased Assets may be bound; (c) (i) conflict with, result in a breach of, or constitute a default under any Contract, indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which it or any of the Purchased Assets may be bound, (ii) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets, or (iii) result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations of Seller thereunder; (d) violate any material term or provision of, or result in a default, give rise to any right of termination, cancellation, or acceleration or cause the loss of any right or option under, any Contracts entered into by Seller the breach of which would have a material adverse effect on Seller or upon the Purchased Assets upon the consummation of the transactions contemplated thereby; or (e) result in any encumbrance upon any of the Purchased Assets.

Section 3.4 Execution and Delivery. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval, authorization, or action by any third party or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by Seller and Shareholder (to the extent the Shareholder are a party thereto) of this Agreement or the consummation by Seller and Shareholder of the transactions contemplated thereby, the absence of which would have a material adverse affect on the Purchased Assets or the consummation of this transaction.

Section 3.5 Purchased Assets. Seller has good, merchantable title to the Purchased Assets, free of any liens and encumbrances, other than Permitted Encumbrances.

Section 3.6 Financial Statements. Seller had made available to the Purchaser the following documents (a) Aged Receivables as of June 30, 2010 (b) Balance Sheet dated December 31, 2007 (c) Income Statement dated December 31, 2007, (d) Balance Sheet dated December 31, 2008, (e) Income Statement dated December 31, 2008, (f) Balance Sheet dated December 31, 2009, (g) Income Statement dated December 31, 2009, (h) Income Statement for past three months ending March 31, 2010, (i) Income Statement for past four months ending April 30, 2010, (j) Income Statement for past five months ending May 31, 2010, (k) Statement of Cash Flow for past three months ending March 31, 2010, (l) Statement of Cash Flow for past five months ending May 31, 2010, (m) Statement of Cash Flow for past four months ending April 30, 2010, (n) Balance Sheet dated March 31, 2010, (o) Balance Sheet dated April 30, 2010, (p) Balance Sheet dated May 31, 2010, (q) Income Statement for the six months ending June 30, 2010, (r) Balance Sheet dated June 30, 2010;and (s) the General Ledger from June 2009 to June 2010 (collectively, the “Financial Statements”).  The Financial Statements (a) are in accordance with the books and records of Seller and (b) present fairly the financial condition of Seller as of the respective dates indicated and the results of operations for such periods.

Section 3.7 Accounts Receivable. All Accounts Receivable outstanding as of the Closing Date represent sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto.  There are no setoffs, counterclaims, or disputes asserted against, conditions precedent to the payment of, and no discounts, or allowances from, the Accounts Receivable.  Seller has not granted a security interest in the Accounts Receivable to any person or entity.  The Accounts Receivable of Seller at Closing (“Closing Date Receivables”) will be collectible, net of a reserve of $14,892.01, within 120 days after Closing.

Section 3.8 Personal Property. Section 3.8 of the Disclosure Schedule contains a true and correct list of all Equipment, Furniture and Fixtures, and other items of personal property owned by Seller (excluding items having a book value of less than $500).  The Equipment is adequate and usable for the continued operation of the Business as the Business is presently operated, and to Seller’s knowledge none of such Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns.  As of the Closing, there are no lease agreements in effect with respect to any of the Equipment, Furniture and Fixtures, or other items of personal property owned by Seller (excluding items having a book value of less than $500).

Section 3.9 Intellectual Property and Software.

(a) Section 3.9(a) of the Disclosure Schedule contains a list and description of:

(i) all computer programs, Internet Web pages, HTML pages, databases, java scripts, java applets, and other software (A) developed by or for Seller (collectively the “Developed Software”) or (B) licensed by Seller (collectively the “Third Party Software”);

(ii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(iii) all trademarks, service marks, trade dress, logos, assumed names, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith;

(iv) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

(v) all Trade Secrets;

(vi) all domain names owned or used by Seller; and

(vii) all telephone phone and facsimile numbers;

indicating with respect to each whether such item is owned by Seller (the “Owned Intellectual Property”) or licensed by Seller (the “Licensed Intellectual Property”).  The items required to be listed on Section 3.9(a) of the Disclosure Schedule are collectively referred to as the “Intellectual Property”, and the Developed Software and Third Party Software are collectively referred to as the “Software”.

(b) (i)           Seller is the sole and exclusive owner of all right, title, and interest in and to the Owned Intellectual Property (including the Developed Software) free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights) and Seller is the valid licensee of Licensed Intellectual Property (including the Third Party Software);

(ii) The Intellectual Property constitutes all of the patents, trademarks, trade names, trade styles, and service marks and copyrights, confidential and proprietary information, trade secrets, designs, art work, designs in process, formulations, know-how, prototypes, and inventions and computer software required for the operation of Seller’s business as conducted prior to the Effective Time;

(iii) After the Effective Time, Seller will have the right and authority to use the Intellectual Property in the manner used by Seller prior to the Effective Time.

(vi) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying, or reflecting any of the Owned Intellectual Property (including the Developed Software) at any state of its development were written, developed, and created solely and exclusively by employees of Seller without the assistance of any third party, or were created by, or in collaboration with, third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are included in the Contracts.

(v) There are no outstanding, nor has Seller received written notice of, nor is there any basis for, any claim, charge, action, suit, or preceding against Seller involving:  (A) a challenge to the ownership of Seller of the Owned Intellectual Property (including the Developed Software); (B) a claim of unfair competition with respect to any intangible property right of any third person or entity; (C) infringement by the Intellectual Property of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (D) the improper use of the Trade Secrets, formulae, or intellectual property of others; or (E) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by Seller is, or is likely to be, confused with a trademark, trade name, service mark, or logo of a third party.

(vi) Seller has taken all reasonable precautions to protect its right, title, and interest in and to the Intellectual Property, including without limitation: affixing appropriate proprietary notices and including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. § 401 to all tangible embodiments of Intellectual Property, use of confidentiality and non-disclosure agreements prior to disclosure of Intellectual Property, and such other measures as are appropriate for Seller’s business.  Seller has taken all reasonable precautions to protect its Trade Secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such Trade Secrets by release thereof into the public domain.  Seller has taken all reasonable precautions to protect the confidentiality of all of its confidential and proprietary information and that of third parties, including without limitation, all research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, recipes, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals which is or has been in their possession.

(vii) No product liability or warranty claim with respect to any product of Seller has been communicated to or overtly threatened against Seller.  Seller has provided to Purchaser an accurate list of all material known errors or “bugs” in Seller’s Developed Software and any web site operated by Seller.

(viii) With respect to each Trade Secret that is material to Seller’s Business, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ix) The Software and processes used in the conduct of Seller’s business, perform in a consistent manner and function accurately and without interruption or extraordinary manual intervention regardless of the date in time and regardless of the dates used in data input, whether before, on or after January 1, 2000, and whether or not the dates are affected by leap years.

(c) Seller has delivered to Purchaser true, correct, and complete copies of all licenses, sublicenses, Contracts, and permissions (as amended to date) pursuant to which Seller obtains the right to use or possess Third Party Software and Licensed Intellectual Property (individually a “Licensed IP Agreement” and collectively the “Licensed IP Agreements”). With respect to each item of Licensed Intellectual Property and Third Party Software required to be listed or identified on Section 3.9(a) of the Disclosure Schedule:

(i) each Licensed IP Agreement is legal, valid, binding, enforceable, and in full force and effect, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity and grant Seller such rights to third party technology as are employed in or necessary to the conduct of the Business of Seller as conducted prior to the Effective Time;

(ii) neither Seller, nor to the Knowledge of Seller, the licensor or any other party to any Licensed IP Agreement is in breach of, or default under, any Licensed IP Agreement in any material respect, and to the Knowledge of Seller, no event has occurred that, with notice or lapse of time, would constitute a material breach or default under, or permit a termination, modification, or acceleration thereunder;

(iii) to the Knowledge of Seller, no party to any Licensed IP Agreement has repudiated any provision thereof;

(iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened in writing that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property or Third Party Software;

(v) No Licensed Intellectual Property or Third Party Software is subject to any outstanding order or decree that restricts the use of any of the Licensed Intellectual Property or Third Party Software by Seller or would have such affect after the Effective Time;

(vi) Except as listed on Section 3.9(c)(vi) of the Disclosure Schedule no consent of any party to the Licensed IP Agreements is required by the (A) execution, delivery or performance of this Agreement, or (B) the consummation of the transactions contemplated by this Agreement.

(d) Section 3.9(d) of the Disclosure Schedule contains a list of all (i) Contracts relating to the possession and use by Seller’s customers of Developed Software and Third Party Software licensed in conjunction with Developed Software (the “Customer Contracts”) under the caption “Customer Agreements” and (ii) all agreements relating to the marketing, distribution, resale, or promotion of the Developed Software, Third Party Software, or the Intellectual Property (the “Distribution Agreements”) under the caption “Distribution Agreements”, indicating for each Customer Contract and Distribution Agreement, the name of the licensee, and the Developed Software, Third Party Software, or the Intellectual Property licensed thereby.  With respect to each Customer Contract and Distribution Contract:

(i) such Customer Contract or Distribution Contract, is legal, valid, binding, enforceable, and in full force and effect, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity;

(ii) neither Seller, nor to the Knowledge of Seller, the other party or parties to the Customer Contract or Distribution Contract is in breach of, or default under, Customer Contract or Distribution Contract in any material respect, and no event has occurred that, with notice or lapse of time, would constitute a breach of, a default under, or permit other party or parties to the Customer Contract or Distribution Contract to terminate, modify, or accelerate the Customer Contract or Distribution Contract;

(iii) no party to any Customer Contract or Distribution Contract has repudiated any provision thereof;

(iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of any Customer Contract or Distribution Contract; and

(v) no consent of any person is required (A) by the execution, delivery or performance of this Agreement, (B) to maintain the effectiveness of the Customer Contracts and Distribution Agreements after the Effective Time, or (C) to consummate the transactions contemplated by this Agreement.

(vi) Except for the Customer Contracts and the Distribution Agreements, Seller has not granted to any third party any right to resell, distribute, reproduce, market, manufacture, or otherwise exploit or practice any of the Intellectual Property or any adaptations, translations, or derivative works based thereon.

Section 3.10 Compliance with Laws. Seller is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect the Purchased Assets or the Business.  The Business has been operated by Seller in compliance with all material federal, state and local governmental laws, ordinances, rules, and regulations of authorities having jurisdiction over Business or the Purchased Assets, except where the failure to so operate would not have an adverse affect on the Business or the consummation of the transaction contemplated hereby.

Section 3.11 Environmental. Seller is in compliance with Environmental Laws.  Seller has not received notice of any Environmental Claim (as hereinafter defined) filed or threatened against Seller, nor is there any basis for such a claim known to Seller.  Seller has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws.  There are no Hazardous Materials present in, on, or under any properties leased or used at any time (including both land and improvements thereon) by Seller.  As used herein, “Environmental Claim” means any notice, claim, act, cause of action, or investigation by any Person alleging potential liability arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials or any violation, or alleged violation, of any Environmental Law.  “Environmental Laws” means all federal, state, local, and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health.  “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, any chemicals used or waste generated as a result of typical office and janitorial activities.

Section 3.12 OSHA. Seller is in compliance with all applicable laws relating to employee health and safety; and Seller has not received any notice that past or present conditions of the Purchased Assets violate any applicable legal requirements or otherwise can be made the basis of any claim, proceeding, or investigation, based on OSHA violations or otherwise related to employee health and safety.

Section 3.13 Litigation. There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending or to the Knowledge of Seller threatened against, or affecting the Seller, or any of the Purchased Assets at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which involves the likelihood of any adverse judgment or liability, whether or not fully covered by insurance, nor is there any basis known to Seller or Shareholder for such claims.  Seller is not in default concerning any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Seller, the Purchased Assets, or the Seller’s business.

Section 3.14 Absence of Changes. Except as contemplated by this Agreement since December 31, 2009, there has not been any transaction or occurrence in which Seller has:

(a) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(b) suffered any material adverse change in its business, operations, condition (financial or otherwise), liabilities, assets, earnings, or prospects of the Business nor, to Seller's knowledge, has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing;

(c) incurred any obligations or liabilities of any nature other than items incurred in the regular and ordinary course of business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

(d) paid, discharged, or satisfied any claim, lien, encumbrance, obligation, or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice of claims, liens, encumbrances, obligations, or liabilities which are reflected or reserved against in the Reference Balance Sheet or which were incurred since such date in the ordinary course of business consistent with past practice;

(e) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(f) permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible, or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind;

(g) determined as collectible any Accounts Receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any Accounts Receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice, none of which is material in amount;

(h) cancelled any debts or waived any claims or rights;

(i) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

(j) incurred any long term indebtedness;

(k) paid, loaned, distributed, or advanced any amounts to, sold, transferred, or leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with (i) any stockholder, officer, employee, or director of Seller, (ii) any corporation or partnership in which any Affiliate is an officer, director, or holder directly or indirectly of five percent (5%) or more of the outstanding equity or debt securities, or (iii) any person controlling, controlled by, or under common control with any such partner, stockholder, officer, director, or Affiliate except for compensation not exceeding the rate of compensation in effect at December 31, 2009, and for routine travel advances to officers and employees;

(l) entered into any collective bargaining or labor agreement (oral or written), or experienced any slowdown, work interruption, strike, or work stoppage;

(m) sold, transferred, or otherwise disposed of any of assets except in the ordinary course of business consistent with past practice;

(n) granted or incurred any obligation for any increase in the compensation of any officer or employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except in accordance with and in amounts not greater than provided for in written agreements between Seller and employees of Seller entered into on or prior to December 31, 2009, and except for merit raises to hourly employees in the ordinary course of business consistent with past practice;

(o) made any change in any method of accounting or accounting principle, practice, or policy;

(p) suffered any casualty loss or damage in excess of $25,000 in the aggregate (whether or not insured against);

(q) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses in excess of $5,000 in the aggregate;

(r) taken any other action neither in the ordinary course of business and consistent with past practice nor provided for in this Agreement; or

agreed, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this Section 3.14 and not otherwise permitted by this Agreement.

Section 3.15 Labor Matters.

(a) Section 3.15 of the Disclosure Schedule contains a true and correct list of all present employees, sales representatives, distributors, manufacturer’s representatives, consultants, and independent contractors employed or engaged by Seller and assigned to the Business (the “Employees”), their duties, their total remuneration for the year ended December 31, 2009, their current remuneration, and a brief narrative description of all perquisites and fringe benefits they receive or are eligible to receive.

(b) Since inception, Seller has not experienced any slowdown, work interruption, strike, or work stoppage.  Seller is not a party to nor does Seller have any obligation pursuant to any oral or written employment agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Employees, nor is Seller obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees.  Neither Seller, nor any of its officers, directors, or employees has been charged or, to Seller’s Knowledge, threatened with the charge of any unfair labor practice.

(c) Seller is in compliance with all applicable federal and state laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of the Employees, including applicable wage and hour laws, worker compensation statutes, unemployment laws, and social security laws.  Seller is not aware that any of its employees in the United States are unauthorized to work in the United States for Seller.  There are no pending or, to Seller’s Knowledge, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal or state equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; or immigration (collectively, “Labor Claims”).

(d) Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to timely pay any of the foregoing.

(e) All Employees are employees at-will and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments.

(f) To Seller’s Knowledge, no significant Employee or consultant of Seller is obligated under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with the obligation of such Employee or consultant to use best efforts to promote the interests of Seller.  To the Knowledge of Seller, no third party has claimed or has reason to claim that any person employed by or affiliated with Seller has (i) violated or may be violating any of the terms or conditions of any employment, non-competition, or non-disclosure agreement between such Employee and such third party, (ii) disclosed or may be disclosing, or utilized or may be utilizing, any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of Seller present or former employees.  No third party has requested information from Seller which suggests that such a claim might be contemplated.  To the Knowledge of Seller, no person employed by or affiliated with Seller has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the Knowledge of Seller, no person employed by or affiliated with Seller has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product, or the development or sale of any service or proposed service of Seller, and Seller has no reason to believe there will be any such employment or violation.  To the Knowledge of Seller, none of the execution or delivery of this Agreement, or the carrying on of the business of Seller by its officers, Employees, or agents, or the conduct or proposed conduct of the business of Seller, will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which any such person is obligated.

(g) To the Knowledge of Seller,  no former employee of Seller is in violation of, or has breached, any contract or agreement, or any common or statutory law, (i) protecting the confidentiality of confidential or proprietary information of Seller or (ii) refraining from engaging in activities which are competitive with the Business.

(h) All taxes required to be withheld on or prior to the Closing Date from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the Closing, have been deposited with the appropriate governmental agency.

Section 3.16 Contracts.

(a) Section 3.16 of the Disclosure Schedule contains a true and correct list of all Contracts.  The Company has no commitments for capital expenditures that remain outstanding as of the date hereof.

(b) Each of the Contracts was entered into in the ordinary course of business, is in full force and effect, and there exists no breach or violation of or default by Seller under any of such Contracts nor, to the Knowledge of Seller by any other party to such Contract or any event which, with notice or the lapse of time, or both, will create a breach or violation thereof or default thereunder by Seller nor, to the Knowledge of Seller, by any other party to such Contract.  Except as set forth on Section 3.9(c) of the Disclosure Schedule, the continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement and the assignment of such Contract to Purchaser.

(c) Seller has not granted any power of attorney affecting or with respect to any of its business, affairs, or assets, or any combination thereof, that remains outstanding. .

(d) Section 3.16(d) of the Disclosure Schedule contains a true and correct list of all customers of Seller, and the annual revenue invoiced from each such customer for the years ended December 31, 2009 and 2008, as well as a true and correct list of all customers of Seller, and the associated revenue invoiced from each such customer for the period January 1, 2010, through June 30, 2010.

Section 3.17 Governmental Approval and Consents.Seller possesses all governmental approvals, authorizations, permits, and licenses required to permit the operation of the Business as presently conducted and the absence of which would materially adversely affect the operations of

Seller. No authorization, consent, approval, designation, or declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement, the transfer of such Permits, the consummation of the transactions contemplated hereby, and the operation of the Business by Purchaser after the Effective Time.

Section 3.18 Taxes.(a) Seller has timely filed, and as of the Closing Date will have timely filed, all federal, state, local, income, excise, sales, use, and other tax returns relating to Seller required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all material respects.  Seller has paid, or by the Closing Date will have paid, all sales, use and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to the Business, the Purchased Assets, or regarding any period ended on or prior to the Closing Date whether shown on such returns or not.

(b) There are no pending sales, use or other tax dispute relating to the Purchased Assets or the Business, including the nature and amount of the controversy, the respective positions of the parties as to any material amounts claimed to be due thereunder, and the current status thereof.

(c) All taxes required to be withheld on or prior to the Closing Date from Employees for income taxes and Social Security taxes have been properly withheld and, if required on or prior to the Closing Date, have been deposited with the appropriate governmental agency.

(d) No claim or investigation is pending, or to Seller’s Knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller, with respect to the Business, has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction other than those jurisdictions in which Seller has filed and paid taxes nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(e) There is no liability for sales or transfer tax with respect to the Purchased Assets which accrues to Purchaser as a result of the transfer of the Purchased Assets to Purchaser or the consummation of the transactions contemplated hereby, except such taxes as will be paid by Seller pursuant to the terms hereof.

Section 3.19 ERISA Matters.

(a) Section 3.19 of the Disclosure Schedule contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover Employees of Seller, and indicating with respect to each, the plans which provide coverage for Employees of Seller:

(i) Any employee benefit plan as defined in Section 3(3) of ERISA, and any trust or other funding agency created thereunder, or under which Seller or Seller, with respect to Employees, have any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or

(ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller maintains or to which Seller has any outstanding, present, or future obligations to contribute or make payments under, whether voluntary, contingent, or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (i) or (ii) above are hereinafter collectively referred to as the “Seller Plans.”  Seller and Shareholder have delivered to Purchaser true and complete copies of all written plan documents and contracts evidencing Seller Plans, as they may have been amended to the date hereof, together with (a) all documents relating to any tax-qualified retirement plan maintained by Seller, which documents are required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (b) attorney’s response to an auditor’s request for information for each of the three most recently completed plan years; and (c) financial statements for each Seller Plan for each of the three most recently completed plan years.

(b) Seller has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

(c) Seller Group is not obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an “excess parachute payment,” as defined in Code Section 280G(b), determined without regard to Code Section 280G(b)(2)(A)(i).

(d) There is no lien upon any property of any member of Seller Group outstanding pursuant to Code Section 412(n) in favor of any Seller Plan.  No assets of Seller Group have been provided as security to any Seller Plan pursuant to Code Section 401(A)(29).

Section 3.20 Insurance. Section 3.20 of the Disclosure Schedule contains a true and correct list of each insurance policy maintained by Seller with respect to the properties, liabilities,  and the Business.  Seller is not now and on the Closing Date will not be in default regarding the provisions of any such policy.  Except as set forth on Section 3.20 of the Disclosure Schedule, all policies listed on Section 3.20 of the Disclosure Schedule are in full force and effect and will be outstanding and in force at the Closing Date, all premiums payable in respect of such policies for the current policy year have been paid, and none of such policies provide for any retrospective premium adjustment or other experience-based liability on the part of Seller.  Seller has not failed to give any notice or present any material claim thereunder in due and timely fashion.  Seller has not received any notice from any of its insurers that any insurance premiums will be increased in the future or that any insurance coverage listed on Section 3.20 of the Disclosure Schedule will not be available in the future on substantially the same terms as are now in effect.  There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to Seller which require or recommend changes in the conduct of the business or require any repairs or other work to be done to the Purchased Assets and properties of Seller.

Section 3.21 Brokers and Finders. Neither Seller nor any Affiliate has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 3.22 Adequacy of Purchased Assets. Purchased Assets include all rights, properties, interests in properties, and Purchased Assets necessary to permit Purchaser to carry on the Business as presently conducted by Seller, except for the Excluded Assets.

Section 3.23 Correctness of Representations. To the Knowledge of Seller, no representation or warranty of Seller  and Shareholder in this Agreement or in any exhibit, certificate or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, taken as a whole, not misleading, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date.  True copies of all mortgages, indentures, notes, leases, agreements, plans, Contracts, and other instruments listed on or referred to in the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

Article 4  Representations and Warranties of Purchaser

Purchaser hereby represents and warrants the following:

Section 4.1 Organization and Qualification. Purchaser is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has all limited liability company power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

Section 4.2 Authority. Purchaser has full power and authority to execute and deliver this Agreement, the Warrant and any other agreement, instrument or document contemplated herein to be executed by Purchaser (each (including the Agreement and Warrant), a “Purchaser Transaction Agreement”, and collectively as the “Purchaser Transaction Agreements”) and to consummate the transactions contemplated by the Purchaser Transaction Agreements.  The execution, delivery, and performance of each of the Purchaser Transaction Agreements by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and each Purchaser Transaction Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery of any Purchaser Transaction Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by the Purchaser Transaction Agreements will (a) violate governance documents, (b) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its Purchased Assets or properties are bound.

Section 4.3 Litigation. There is no suit, action, proceeding, claim, or investigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser or the assets, business, goodwill, or financial condition of Purchaser or which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.4 Brokers and Finders. Neither Purchaser nor any affiliate of Purchaser has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.5 Governmental Approval and Consents. No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.6 Correctness of Representations. To the knowledge of Purchaser, no representation or warranty of Purchaser in this Agreement or in any exhibit, certificate, or schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of fact or omits or, on the Closing Date, will omit, to state any fact necessary in order to make the statements contained herein or therein not misleading, and all such statements, representations, warranties, exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

Article 5   Covenants of Seller and Shareholder

Seller and Shareholder jointly and severally covenant and agree with Purchaser as follows:

Section 5.1 Consents. Seller shall obtain, at its cost and expense, prior to the Closing all consents which, in the reasonable judgment of Purchaser, are necessary or appropriate for the transfer of the Purchased Assets to Purchaser and the consummation of the transactions contemplated hereby, excluding any consents of the type described in Section 2.3 above.  All such consents shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing.

Section 5.2 Discharge of Liens and Encumbrances. All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Purchased Assets that are not Permitted Encumbrances shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence satisfactory to Purchaser and its counsel of such satisfaction, termination, and discharge shall be delivered to Purchaser at or prior to the Closing.

Article 6    Conditions Precedent to the Obligations of Purchaser

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

Section 6.1 No Injunction, Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit consummation of the transactions contemplated hereby, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of a substantial portion of the Purchased Assets, or, which in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

Section 6.2 Consents and Waivers. Purchaser shall have received a true and correct copy of each consent and waiver (a) required for the assignment of the Contracts, Permits, Intellectual Property, and other agreements, and (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.  All authorizations, orders, or approvals of any governmental commission, board, or other regulatory body, shall have been obtained, and Purchaser shall have received a certificate dated as of the Closing Date, executed by Seller and Shareholder to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions, of and obligations under, each such consent, waiver, authorization, order, or approval.

Section 6.3 Incumbency. Purchaser shall have received a certificate of incumbency of Seller executed by the President and Secretary of Seller listing the officers of Seller authorized to execute the Agreement and the instruments of transfer and conveyance on behalf of Seller, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein.

Section 6.4 Certified Resolutions. Purchaser shall have received a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors and Shareholder of Seller, approving and authorizing this Agreement and the consummation of the transactions contemplated hereby.  The Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

Section 6.5 Instruments of Transfer. Seller shall have delivered to Purchaser such bills of sale, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments deemed appropriate by counsel to Purchaser all in form and substance satisfactory to counsel to Purchaser to vest in Purchaser all of Seller’s rights, title, and interest in and to the Purchased Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature except for Permitted Encumbrances.

Section 6.6 Articles of Amendment. Purchaser shall have received from Seller, the Articles of Amendment, effecting a change of Seller’s corporate name to a name which does not contain the words “Medical” “Office” or “Software” and is not confusingly similar to Seller’s trade name “Medical Office Software” in a form suitable for filing with the Secretary of State of Florida, executed by Seller’s President.

Section 6.7 Office Space Lease. Seller’s landlord shall have entered into a lease agreement with Purchaser by which such landlord agrees to lease the office space used by Seller prior to Closing (the “Leased Premises”) to Purchaser for not less than four (4) months at $1,500 per month.

Section 6.8 Termination of VAR Agreement. Purchaser shall have received written agreement and acknowledgment from VirtualHealth Technologies, Inc. that the certain On-Line Services Value Added Reseller Agreement, dated June 4, 2009, by and between Virtual Health Technologies, Inc. and Purchaser has been terminated effective prior to the Closing Dated.

Article 7  Conditions Precedent to the Obligations of Seller

The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (the fulfillment of any one of which may be waived in writing by such parties):

Section 7.1 Good Standing Certificate. Seller shall have received a certificate executed by the Secretary of State of the State of Florida dated within ten (10) days prior to the Closing Date certifying that Purchaser is a limited liability company in good standing under the laws of the State of Florida.

Section 7.2 Incumbency.  Seller shall have received a certificate of incumbency of Purchaser executed by the President and Secretary of Purchaser listing the officers of Purchaser authorized to execute the Agreement and the instruments of transfer and conveyance on behalf of Purchaser, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

Section 7.3 Certified Resolutions. Seller shall have received a certificate of the Secretary of Purchaser containing a true and correct copy of the resolutions duly adopted by the [managers] of Purchaser, approving and authorizing the Purchaser Transaction Agreements and the consummation of the transactions contemplated thereby.  The Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

Section 7.4 Litigation. There shall not be any litigation or proceeding to restrain or invalidate the consummation of the transaction contemplated hereby the defense of which would be reasonably likely to involve material expense to Seller or lapse of time that would be materially adverse to the interests of Seller.

Article 8   Post Closing Matters

Section 8.1 Employment of Employees. On or before the Closing Date, Purchaser may offer employment to certain Employees at terms negotiated with such Employees.  Employees accepting Purchaser’s offer of employment are referred to as the “Hired Employees.”  Seller shall be responsible for the payment of all accrued but unpaid wages, vacation pay, sick pay, holiday pay, and severance pay due to Employees (including Hired Employees), up to and including the Effective Time or the earlier termination of employment.  Seller shall be responsible for the payment of any amounts due to its Employees (including the Hired Employees) pursuant to the Seller Plans as a result of the employment of the Employees by Seller.  Seller will be responsible for reporting and paying all employee-related costs and liabilities of Hired Employees accruing prior to the Closing Date.  Purchaser shall become responsible for all costs and liabilities attributable to Hired Employees accruing on and after the Closing Date.  Effective on the Closing Date, Seller will, and hereby does, assign all contractual agreements pertaining to Hired Employees from any employment and/or confidentiality agreement previously entered into by Seller and such Hired Employees to the extent (but only to the extent) necessary for Purchaser to operate the Business in the same manner as operated by Seller prior to the Closing Date.

Section 8.2 Seller’s Benefit Plans. Purchaser will assume no responsibility with regard to any Seller Plans.  Seller shall cause the Hired Employees to be fully vested in their account balances and accrued benefits as of the Closing Date under each Seller Plan that is a defined benefit or contribution plan and such account balances and accrued benefits shall be available for distribution to Hired Employees in accordance with the terms and provisions of such plans.  Seller shall retain any and all liability under the Seller Plans, including but not limited to all liability for all claims incurred by the Hired Employees or any of their covered dependents prior to the day following the Closing Date under the Seller Plans that provide medical, disability, life insurance, and workers’ compensation benefits.  For the purposes of this Section 8.2 a claim is deemed incurred when the services that are the subject of the claim performed; in the case of life insurance, when death occurs; in the case of disability benefits, when the disability occurs; in the case of a hospital stay, when the employee or covered dependent first enters the hospital; and in the case of workers’ compensation, when the injury occurs.  To the extent necessary, Seller may continue to communicate with the Hired Employees regarding their rights and entitlement to any benefits under the Plans, subject to Purchaser’s prior approval, which shall not be unreasonably withheld.

Section 8.3 Employee Files. On the Closing Date, or as soon as practicable thereafter, Seller shall deliver to a designee of Purchaser all historical personnel records of each of the Hired Employees, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, performance reviews, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, and other similar documents.

Section 8.4 Assistance in Hiring. Seller shall use its reasonable efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently employed by Seller who are identified by Purchaser prior to the Closing Date.  Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Hired Employees.  Until the third anniversary of the Closing Date, Seller will not directly or indirectly solicit or offer employment to any Hired Employee (a) who is then an employee of Purchaser, or (b) who has terminated such employment without the consent of Purchaser within 180 days of such solicitation or offer, and Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within 180 days of such solicitation or offer.

Section 8.5 Discharge of Business Obligations. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred, including but not limited to trade payables, current liabilities, and any other Excluded Liability, prior to the Closing Date in respect of the Business, its operations or the Purchased Assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors, and clients of the Business.

Section 8.6 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the tenth anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the Purchased Assets, liabilities or business of the Business prior to the Closing Date.  After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets, Assumed Liabilities, or Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representative will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors, or representatives.  Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

Section 8.7 Payments Received. Seller agrees that after the Closing Seller will hold and will promptly transfer and deliver to Purchaser, from time to time as and when received by Seller, any cash, checks with appropriate endorsements (using best efforts not to convert such checks into cash), or other property that Seller may receive on or after the Closing which properly belongs to Purchaser, including without limitation, any insurance proceeds, and will account to Purchaser for all such receipts.  From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.

Section 8.8 Further Assurances. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Purchaser.  In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Purchased Assets to Purchaser, including any necessary assignments of financing statements.

Section 8.9 No Assignment of, or Encumbrances on, the Purchased Assets . Until such time as the Promissory Note has been paid in full, Purchaser will not: (a) sell, convey, assign or transfer any of the Purchased Assets, and will keep all of the Purchased Assets at the Leased Premises; and (b) allow any security interest, lien, claim or encumbrance of any kind to be attached or placed on the Purchased Assets.

Article 9 Mutual Covenants

Section 9.1 Confidentiality. All documents and information (written and oral) furnished to the parties to this Agreement or to which such parties are given access (the “Information”) shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated by this Agreement and, upon termination of this Agreement for any reason without completion of the Closing, the party receiving Information shall return to the party which furnished such Information all documents or other materials containing, reflecting or referring to Information, shall keep confidential all Information, and shall not directly or indirectly use Information for any competitive purpose.  The obligations under this Section 9.1 shall not apply to disclosures required by applicable law, or to any information which was already in the possession of the party receiving Information prior to the disclosure thereof by the party furnishing the Information; was then generally known to the public; became known to the public through no fault of the party receiving the Information; or was disclosed to the party receiving the Information by a third party not bound by an obligation of confidentiality.  If the transactions contemplated by this Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the Information (unless in the public domain) obtained from any other party and shall promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties.  The parties hereto acknowledge and agree that Shareholder is a publicly-traded company and as such, Shareholder will issue a Press Release regarding the transactions contemplated herein, and will also file a Form 8-K with the Securities and Exchange Commission for the transactions contemplated herein, which Form 8-K will contain, among other things, a copy of this Agreement.

Section 9.2 Public Announcements. Shareholder and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law.

Article 10   Indemnification

For the purposes of this Article 10, “Losses” shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' and other professional fees and expenses.

Section 10.1 Agreement of Seller Indemnitors to Indemnify. (a) Subject to the terms and conditions of this Article 10, the Seller Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Purchaser from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Purchaser by reason of, resulting from, based upon, or arising out of:

(i) the inaccuracy, untruth, or incompleteness of any representation or warranty of Seller or Shareholder contained in or made pursuant to this Agreement, the Disclosure Schedule, or in any certificate furnished by Seller and the Shareholder in connection herewith (“Seller Type 1 Losses”);

(ii) a breach or partial breach of any covenant or agreement of Seller and the Shareholder made in this Agreement to be performed by Seller or the Shareholder at, before, or after the Closing (“Seller Type 2 Losses”);

(iii) any Excluded Liability (“Seller Type 3 Losses”); and

(iv) the difference between (a) the amount of Closing Date Receivables minus (b) the amount realized from collections of Closing Date Receivables during the period ended one hundred twenty (120) days after the Closing Date (“Receivables Losses”).

In the event Seller Type 1 Losses or Seller Type 2 Losses could also be characterized as Seller Type 3 Losses, such losses shall be treated as Seller Type 3 Losses for all purposes under Section 10.1.

(b) Except as otherwise provided in Section 10.1, the Seller Indemnitors shall not be required to indemnify Purchaser with respect to Seller Type 1 Losses until the aggregate amount of Seller Type 1 Losses shall exceed $50,000 (the “Floor”); it being agreed and understood that in the event that the Purchaser’s Losses in the aggregate exceed the Floor, the Seller Indemnitors shall indemnify Purchaser for the amount of Purchaser’s Losses which exceed the Floor.  The Floor shall not be applied to Seller Type 2 Losses, Seller Type 3 Losses, or Receivables Losses.  Notwithstanding anything in this Agreement to the contrary: (i) in no event shall indemnity by Seller and Shareholder under this Article 10 exceed $1,200,000 in the aggregate; and (ii) Purchaser shall have no right to indemnification under this Section 10.1 for any inaccuracy or breach of any representation or warranty of the Seller Indemnitors if Purchaser had knowledge on the Closing Date that such representation or warranty was inaccurate as of the Closing Date.

(c) The obligation of the Seller Indemnitors to indemnify Purchaser for:

(i) Seller Type 1 Losses and Seller Type 2 Losses (other than for tax, environmental, and Intellectual Property matters) are subject to the condition that the Seller Indemnitors shall have received notice of the Losses for which indemnity is sought on or before the second (2nd) anniversary of the Closing Date.

(ii) Seller Type 1 Losses and Seller Type 2 Losses that are related to tax matters are subject to the condition that the Seller Indemnitors shall have received notice of the Losses for which indemnity is sought within the statute of limitations of the Tax Return of Seller filed for the fiscal year ended the year in which the Closing Date occurs.

(iii) Seller Type 1 Losses and Seller Type 2 Losses that are related to Intellectual Property or environmental matters are subject to the condition that the Seller Indemnitors shall have received notice of the Losses for which indemnity is sought on or before the fifth (5th) anniversary of the Closing Date.

(iv) Seller Type 3 Losses are subject to the condition that the Seller Indemnitors shall have received notice of the Losses for which indemnity is sought on or before the fifth (5th) anniversary of the Closing Date.

(v) Receivables Losses are subject to the condition that the Seller Indemnitors shall have received notice of the Losses for which indemnity is sought not earlier than one hundred twenty (120) days following the Closing Date nor later than one hundred eighty (180) days following the Closing Date.

(d) Except as provided for in Article 11 below, the exclusive remedy of Purchaser against the Seller Indemnitors for any Losses hereunder shall be exercise by Purchaser of its right to indemnification hereunder.  In no event shall the Seller Indemnitors shall not be liable for damages in excess of the actual damages suffered by Purchaser as a result of the act, circumstance, or condition which gave rise to the Loss for which indemnification is sought.

Section 10.2 Agreement of Purchaser to Indemnify Seller and Shareholder.

(a) Subject to the terms and conditions of this Article 10, Purchaser agrees to indemnify, defend, and hold harmless Seller and Shareholder, against, from, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller and Shareholder by reason of, resulting from, based upon, or arising out of:

(i) the inaccuracy, untruth, or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, the Disclosure Schedule, or in any certificate furnished by Purchaser in connection herewith (“Purchaser Type 1 Losses”); and

(ii) a breach or partial breach of any covenant or agreement of Purchaser made in this Agreement to be performed by Purchaser at, before, or after the Closing, excluding the obligation of Purchaser under Section 8.9 above (“Purchaser Type 2 Losses”);

(iii) acts, transactions, and occurrences that take place, or conditions or circumstances occurring after, the Effective Time, including, without limitation: failure to discharge the Assumed Liabilities, (“Purchaser Type 3 Losses”); and

(iv) the Purchaser Type 4 Losses.

In the event Purchaser Type 1 Losses or Purchaser Type 2 Losses could also be characterized as Type 3 Losses, such losses shall be treated as Purchaser Type 1 Losses or Purchaser Type 2 Losses for all purposes under Section 10.2.

(b) Except as otherwise provided in Section 10.2, Purchaser shall not be required to indemnify Seller or Shareholder with respect to Purchaser Type 1 Losses until the aggregate amount of Type 1 Losses shall exceed the Floor; it being agreed and understood that in the event that Seller and Shareholder’s Losses in the aggregate exceed the Floor, the Purchaser shall indemnify Seller and Shareholder for the amount of their Losses which exceed the Floor. The

Floor shall not be applied to Purchaser Type 2 Losses or Purchaser Type 3 Losses.  Notwithstanding anything in this Agreement to the contrary: (i) in no event shall indemnity by Purchaser under this Article 10 exceed $1,200,000 in the aggregate, excluding the obligation of Purchaser under Section 8.9 above (the “Purchaser Type 4 Losses”); and (ii) neither Seller nor Shareholder shall have no right to indemnification under this Section 10.2 for any inaccuracy or breach of any representation or warranty of the Purchaser if Seller or Shareholder had knowledge on the Closing Date that such representation or warranty was inaccurate as of the Closing Date.

(c) The obligation of Purchaser to indemnify the Seller and Shareholder for:

(i) Purchaser Type 1 Losses and Purchaser Type 2 Losses is subject to the condition that the Seller and Shareholder shall have received notice of the Losses for which indemnity is sought on or before the second (2nd) anniversary of the Closing Date.

(ii) Purchaser Type 3 Losses is subject to the condition that the Seller and Shareholder shall have received notice of the Losses for which indemnity is sought on or before the fifth (5th) anniversary of the Closing Date.

(d) Except as provided in subsection (e) below, the exclusive remedy of Seller and Shareholder against Purchaser for any Losses hereunder shall be the exercise by Seller and Shareholder of their right to indemnification hereunder.  In no event shall Purchaser be liable for damages in excess of the actual damages suffered by Seller and Shareholder as a result of the act, circumstance, or condition for which indemnification is sought.

(e) Notwithstanding anything in this Agreement to the contrary, the remedy for the Purchaser Type 4 Losses shall be an assignment of the Purchased Assets from Purchaser back to Seller as provided in the Promissory Note, Springing Bill of Sale and the Springing Domain Name Assignment.

Section 10.3 Procedures for Indemnification.

As used herein, the term “Indemnitor” means the party against whom indemnification hereunder is sought, and the term “Indemnitee” means the party seeking indemnification hereunder.

(a) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 10.5 hereof shall be observed by Indemnitee and Indemnitor.

(b) If the Indemnification Claim involves Receivables Losses (a “Receivables Claim”), the procedures set forth in Section 10.7 hereof shall be observed by Indemnitee and Indemnitor.

(c) If the Indemnification Claim involves any matter other than a Third Party Claim or a Receivables Claim, the procedures set forth in Section 10.4 hereof shall be observed by Indemnitee and Indemnitor.

Section 10.4 Claim Procedures.

(a) A Claim for indemnification hereunder (“Indemnification Claim”) shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses, and, in the case of a Third Party Claim (as defined in Section 10.5 hereof), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

(b) If the Indemnification Claim involves a matter other than a Third Party Claim or a Receivables Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection.  Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with subsection (c) hereof.  If an objection is timely interposed by the Indemnitor and the dispute is not resolved within forty-five (45) days from the date (such period is hereinafter the “Negotiation Period”) Indemnitee receives such objection, such dispute shall be resolved by arbitration in accordance with the provisions of Section 12.5, unless the Indemnification Claim involves (i) Intellectual Property or (ii) injunctive relief is reasonably necessary to protect the interests of the Indemnitee (collectively the types of claims referred to in clauses (i) and (ii) are hereinafter referred to as the “Excluded Claims”), in which event, the dispute may be resolved by institution of an appropriate legal proceeding or by arbitration in accordance with the provisions of Section 12.5 at the option of the Indemnitee.

(c) Upon determination of the amount of Losses required to be paid pursuant to an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award, or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined.

Section 10.5 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee by a Third Party which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a) The Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee.  The assumption of the defense of any such claim by the Indemnitor shall be an acknowledgement by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim hereunder.  If, however, the Indemnitor fails or refuses to undertake the defense of such claim within fifteen (15) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise, and, subject to Section 10.6, settlement of such claim with counsel of its own choosing.  The Indemnitor shall have the right to participate in any defense assumed by the Indemnitee, at its sole cost and expense.  In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 10.4(a), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

(b) The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 10.6 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article 10 shall be made without the prior written consent of, or on behalf of, Indemnitor, which consent shall not be unreasonably withheld or delayed.  Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement.  In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

Section 10.7 Receivables Claims. As a condition to receiving indemnification Losses suffered from Closing Date Receivables, Purchaser shall deliver to the Shareholder an assignment of all Closing Date Receivables which have not been collected in full prior to the expiration of a one hundred twenty (120) day period which commences on the day which first follows the date on which the Closing Date occurs.  Such assignment shall constitute an Indemnification Claim for Receivables Losses hereunder, and the Shareholder shall, on the business day following receipt of such assignment, pay to Purchaser, as provided in Section 10.4(c) hereof, the aggregate unpaid amount of the Closing Date Receivables.

Section 10.8 Cooperation. Purchaser, Seller, and Shareholder shall cooperate in the defense of any Third Party Claim, and shall permit participation of counsel selected by any such party, and, as may reasonably be related to any such claim or action, shall provide access for the counsel, accountants, and other representatives of such party during normal business hours to all properties, personnel, books, tax records, contracts, commitments, and all other business records of such other party, and will furnish to such other party (certified, if desired) copies of all such documents as may reasonably be requested, subject to such party’s reasonable confidentiality requirements.

Article 11  Restrictive Covenants

(a) Seller and Shareholder jointly and severally acknowledge and agree that  all Trade Secrets of Seller, and all physical embodiments thereof, are a part of the Purchased Assets and are confidential to and following the Closing shall be and remain the sole and exclusive property of Purchaser.  Shareholder agrees that, following the Closing, all Trade Secrets of Seller will be held in trust and strictest confidence by Shareholder, that Shareholder shall protect such Trade Secrets of Seller held by Shareholder from disclosure, and that Shareholder will make no use of such Trade Secrets of Seller without the prior written consent of Purchaser.  The obligations of confidentiality contained in this Article 11 shall apply from the date of this Agreement and with respect to all Trade Secrets of Seller at all times thereafter.

(b) Seller and Shareholder jointly and severally covenant and agree that for a period of three (3) years commencing on the Closing Date, neither Seller, Shareholder, nor any Affiliate of Shareholder will directly or indirectly engage in the Business within the State of Florida (collectively, the “Area”).

(c) Neither Seller nor Shareholder nor any Affiliate of Shareholder will, during the term hereof, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, divert, or hire, or attempt to solicit, divert, or hire, any person employed by Purchaser (including Hired Employees) on the date hereof and during the three (3) year period following the Closing Date, whether or not such employee is a full-time or a temporary employee, and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

(d) Seller and Shareholder jointly and severally covenant and agree that Purchaser by virtue of the consummation of the transactions contemplated by this Agreement is engaged in the Business in and throughout the Area, and that great loss and irreparable damage will be suffered by Purchaser if Seller should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Article 11.  Seller and Shareholder further acknowledge and agree that each such covenant and agreement is reasonably necessary to protect and preserve unto Purchaser the benefit of its bargain in the acquisition of the Purchased Assets, including, without limitation, the goodwill thereof.  Therefore, in addition to all the remedies provided in this Agreement, or available at law or in equity, Seller and Shareholder jointly and severally agrees Purchaser shall be entitled to seek a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Seller and Shareholder contained in this Article 11.  The existence of any claim, demand, action, or cause of action of Seller and Shareholder against Purchaser shall not constitute a defense to the enforcement by Purchaser of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Purchaser of any of its rights hereunder.

(e) In the event that the provisions of this Article 11 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(f) In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Article 11 shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

Article 12    General

Section 12.1 Survival of Representations, Warranties, Etc.

Each of the parties to this Agreement covenants and agrees that its representations, warranties, covenants, statements and agreements contained in this Agreement and the exhibits hereto and any document delivered in connection herewith shall survive the Closing Date for the period of time that an Indemnification Claim can be asserted with respect thereto.

Section 12.2 Notices.

Any notice, request, demand or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (1) if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method, when transmitted; (2) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent; (3) if mailed, first class registered or certified United States mail, postage prepaid, five days after it is sent; and (4) in any other case, when actually received.  In each case, notice shall be sent to:

If to Purchaser:

MOS Acquisition, LLC
c/o SILK Information Systems, Inc.

4555 Mansell Road, Suite 300
Alpharetta, GA 30022
Attn:  President and Chief Executive Officer
Telephone: (877) 990-7455
Telecopier: (678) 669-1616

with a copy (which shall not constitute notice) to:

With a copy to:                         Krevolin & Horst, LLC
1201 W Peachtree St., NE
Suite 3250
Atlanta, GA 30309
Attention:  Gerry Balboni
Telephone:  (404) 835-9400
Facsimile:   (404) 812-3101

If to Seller:

c/o VHGI Holdings, Inc.
777 Main Street, Suite 3100
Fort Worth, TX  76102
Attn:  Scott A. Haire
Telephone: (817) 820-7021
Telecopier: (888) 746-7566

with a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas  75202
Attn:  Richard F. Dahlson
Telephone: (214) 953-5896
Telecopier: (214) 953-6187

or to such other address as a party may have specified in writing to the other parties using the procedures specified above in this Section 12.2

Section 12.3 Assignment. Except as provided in this Section 12.3, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other, except, Purchaser may, after the Closing, without the prior consent of Seller, assign its interest in this Agreement to any person or entity, without the consent of Seller.  From and after any such assignment, the word “Purchaser” shall mean such assignee.

Section 12.4 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 10 hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons, or limiting any rights of any party hereto against any other person or entity.

Section 12.5 Arbitration. Any Indemnification Claim that is not an Excluded Claim shall, and an Excluded Claim may, be submitted to and settled by arbitration in the City of Atlanta, State of Georgia, and the parties specifically agree that the commercial arbitration rules then in effect of the American Arbitration Association, and the provisions shall apply to all such proceedings.  Any award rendered shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts and counsel's fees, except that in the discretion of the arbitrator, any award may include the reasonable fees of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration in bad faith.

Section 12.6 Headings, Gender, and “Person”. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

Section 12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.

Section 12.8 Integration of Agreement. This Agreement shall supersede all prior proposals, discussions, and agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including without limitation, the letter of intent dated June 8, 2010.  Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

Section 12.9 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws rules.  Except as otherwise provided in Section 12.5, the parties agree that any appropriate state court sitting in Oconee County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any case or controversy (excluding arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions, (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

Section 12.10 Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  The Court in its discretion may substitute for the deleted provision an enforceable provision which reasonably approximates the excluded provision.

Section 12.11 Waivers. No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith.

Section 12.12 Specific Enforcement. The parties agree and acknowledge that in the event of a breach by either of the parties of any other material provision of this Agreement, damages at law may be an insufficient remedy to the other party.  Accordingly, the parties agree that, in addition to any other remedies or rights that may be available to any of them, the parties shall also each be entitled, upon application to a court of competent jurisdiction, to seek temporary or permanent injunctions to compel specific performance of the obligations of the other party under this Agreement.

Section 12.13 Expenses. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other advisors.

Section 12.14 Further Assurances. Each party to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments as reasonably requested by any other party to this Agreement, and shall reasonably cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement, all without additional consideration.

Section 12.15 Waiver of Bulk Sales. Subject to its rights pursuant to Section 10.1, Purchaser hereby waives compliance by Seller with respect to any applicable bulk sale or similar laws of Florida or any other state.

IN WITNESS WHEREOF, this Agreement has been signed by an officer thereunto duly authorized and attested of each of the parties hereto, all on the date first above written.

MOS ACQUISITION, LLC

By:SILK Information Systems, Inc.,
its Manager

By: s/Robert Lyle Thompson
Robert Lyle Thompson,
President and CEO

MEDICAL OFFICE SOFTWARE, INC.

By:s/Scott A. Haire
Scott A. Haire,
Chief Executive Officer

VHGI HOLDINGS, INC.

By: s/Scott A. Haire
Scott A. Haire,
Chief Executive Officer